Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
REPORTS NET INCOME OF $30.2 MILLION
FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2005
AND A NET INCOME OF $163.1 MILLION FOR THE YEAR ENDED DECEMBER 31, 2005
Mayagüez, Puerto Rico, March 15, 2006. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO and WESTERNBANK INSURANCE CORP., today reported its financial position and results of operations for the quarter and year ended December 31, 2005.
Mr. Frank C. Stipes Esq., Chairman of the Board and Chief Executive Officer of the Company stated, “We have concluded the review as announced and for the reasons stated in our previous press releases dated January 30 and February 20, 2006, and we are very pleased to report our financial results for the quarter and year ended December 31, 2005.
In issuing our results, we have determined to restate the accounting for swap derivatives of certain brokered deposits due to the issues recently confronted in and by the financial industry as a whole regarding questions that have been raised as to the application of SFAS No. 133. The latest interpretations resulting from these issues have caused the Company to restate its previously reported financial results for years 2001 up to the three quarterly reports corresponding to year 2005. This change results in a cumulative non-cash adjustment of $5.6 million, net of taxes, for the periods prior to the fourth quarter of 2005. For the fourth quarter of 2005, the non-cash adjustment is $2.6 million, net of taxes.
For the period reviewed, (January 1st, 2001 to September 30, 2005), the Company had reported $567.7 million in total net income. The net effect of the non cash adjustments at September 30, 2005 on previously reported net income for said period was $5.6 million or 0.98%, and for the preceding four years (2001 to 2004) was $4.1 million or 0.95% of reported net income; in either case, less than one percent (1%). Taking the applicable periods as a whole, the results over the cumulative net earnings of the Company are inconsequential as these are less than one percent (1%) and do not impact the past, present or future stream of income of the Company. Irrespective of these changes, the Company remains well capitalized, the loan reserves remain unaltered, and all of its capital, liquidity and risk ratios remain unshaken and strong under all standards. Furthermore, all tests performed to the fair value hedge accounting have resulted in virtually 100% (99.6%) effectiveness, and the transactions in question have adequate business purpose.
Management and the Board of Directors’ Audit Committee are of the opinion that said adjustments to the previously issued financial statements are not material, viewed in the totality of circumstances and effects to the Company’s core operations and income. However, the application of the recent changes in accounting interpretation to the Company’s previously reported financial statements; result in some variations to certain lines and quarters of those prior financial statements. Therefore, for purposes of absolute clarity and consistency under today’s views and interpretations of these highly complex accounting standards, we concluded to restate the financial statements for the applicable periods covering the transactions in question to address these line by line and quarterly variations. In this manner, the Company leaves this matter behind to concentrate in the performance and results for 2006, which is expected to be another profitable year for the Company and onward, in its uninterrupted history of profitable results since its founding.”
In addition to the swap derivatives, the restatement will include the Company’s previously announced determination that, based on an independent legal opinion, for accounting purposes, certain mortgage-related transactions do not constitute “true sales” under SFAS 140. Thus, for accounting purposes, the transactions will now be reflected as commercial loans secured with real property mortgages rather than purchase of residential mortgages. This adjustment has no effect on previously reported earnings for any period.
Commenting on the financial results of the Company for the quarter and year ended December 31, 2005, Mr. José M. Biaggi, Esq., President and Chief Executive Officer of Westernbank Puerto Rico said: “Once again we have achieved a 32% net top line growth for the year, unmatched by any other financial institution on the Island. I must emphasize that this 32% represents the net growth of our loan portfolio, that is, after deducting all loan repayments and amortizations. If we were to report gross loan production, we would be dealing with closings during the year amounting to $2.9 billion, an even more impressive result.
This institutional achievement comes as a result of management’s direct and face to face hands-on approach with existing and prospective clients. We have established with all of them much more than simply loans, but rather full fledged financial relationships with a complete array of services and solutions, operating with such agility and efficiency that we have placed ourselves apart and separate from the rest of the banking herd on the Island.
In my initial months with the Company, key personnel were hired to promote depth, variety of products and agility to the Company’s historic growing trend, helping and complementing our already capable and uniquely qualified staff. It has not been a hiring spree, but rather a careful selection of the most competent, experienced and honest people that already have, and will continue to, contribute to our solid growth, always maintaining asset quality and the lowest delinquency levels.”
Mr. Biaggi concluded by saying: “Please keep in mind, we have always said that we make money on the spread, all throughout the year we forecasted that the bottom line growth was not going to mimic the excellent top line growth as has been historically the case for the Company. Even with the top notch, effective, proactive, experienced and responsible asset/liability management that we have at Westernbank and at the Company, it would be naive to attempt to deny the effect of the flat to inverted yield curve in our results.”
Mr. Ricardo Hernández, Chief Financial Officer, concluded by stating, “The Company will proceed expeditiously to finalize its 2005 financial statements and restated financial statements to be included in its annual report on Form 10-K for the year ended December 31, 2005. The Company intends to amend Forms 10-Q for the first three quarters of 2005 and to include the restated information for 2005 and 2004. The Company also intends to conclude this process within the next 30 days.”
The applicable line by line effects of the Company’s conclusion to restate its previously issued financial statements are reflected in the narratives and accompanying tables to this press release. Net income, stockholders’ equity and basic and diluted earnings per common share for each of the periods presented, and the related percentages or ratios have been adjusted for the restatement, and are identified below with (1) or (“as restated”).
The restatement is clearly and conclusively not due to selective or accommodating interpretations made by management inconsistent with GAAP, and has nothing whatsoever to do with lack of adequate controls, insufficient documentation, motives, intentions, or specific actions on behalf of the Company or its management.
These two accounting issues were discussed in detail in our previous press releases, and the principle effects are discussed below.
The Company’s management and Audit Committee have discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the decision to restate the Company’s financial statements.
FOURTH QUARTER AND YEAR-END HIGHLIGHTS:
•	Net income for the fourth quarter ended December 31, 2005, was $30.2 million or $0.13 earnings per basic common share ($0.12 on a diluted basis), compared to $44.8 million or $0.23 earnings per basic common share ($0.22 on a diluted basis) for the same quarter in 2004(1), a decrease of $14.7 million. Net income for the quarter was mainly impacted by a relatively flat net interest income due to the flat to inverted yield curve effect, a $7.5 million increase in the provision for loan losses, a negative variance of $5.9 million in the loss on derivative instruments and a $2.9 million increase in the provision for income taxes. In the fourth quarter of 2005, the Company recorded a charge of $4.3 million ($2.6 million, net of taxes), mainly as a result of the change in the fair value during the period of certain interest rate swaps on a portion of the Company’s brokered deposits.

•	For the year ended December 31, 2005, W Holding reported a net income of $163.1 million or $0.77 earnings per basic common share ($0.74 on a diluted basis), a decrease of $8.8 million or 5.11%, when compared to a net income of $171.9 million or $0.89 earnings per basic common share ($0.86 on a diluted basis) for the same period in 2004(1). Even though net interest income for the year ended December 31, 2005 increased by $34.4 million and the provision for loan losses was $5.7 lower than for the comparable prior year, net income for the year 2005 was also impacted by the reasons previously explained, that for the year amounted to a decrease of $20.5 million in the gain on derivative instruments, an increase of $8.1 million in noninterest expense and a significantly higher provision for income taxes of $23.0 million. In the year 2005, the Company recorded a charge of $6.7 million ($4.1 million, net of taxes), mainly as a result of the change in the fair value during the year of certain interest rate swaps on a portion of the Company’s brokered deposits.

•	As a result of the Company’s continued strategy of growing its loan portfolio, loans receivable-net, grew by $1.9 billion or 32.08% during 2005, from $5.9 billion at December 31, 2004(1). For the quarter ended December 31, 2005, loan production was strong, increasing our loan portfolio-net by $424.1 million or 5.74%. Gross loan production was $2.9 billion for the year and $665.9 million for the quarter, before repayments.

•	Commercial real estate collateralized loans increased by $1.1 billion or 35.05% during 2005, from $3.2 billion as of December 31, 2004, to $4.3 billion as of December 31, 2005. For the quarter ended December 31, 2005, commercial real estate collateralized loans increased by $395.3 million or 10.23%, from $3.9 billion at September 30, 2005, to $4.3 billion at December 31, 2005.

•	Net loans charged-off to average loans improved by 7 basis points for the year ended December 31, 2005, to 0.27% from 0.34% for the year 2004(1). Net loans charged-off in the fourth quarter of 2005, however, were $8.2 million when compared to $3.1 million for the same period in 2004, as a result of a partial charge-off of a previously reserved loan of our asset based lending portfolio. This loan was part of the original portfolio acquired in year 2001.

•	W Holding’s combined delinquency on all portfolios for the categories of 60 days and over at December 31, 2005 was 0.72%, below our benchmark of 1%.

•	The delinquency ratio on the commercial real estate collateralized and commercial, industrial and agricultural loan (“Commercial, C&I and Other Loans”) portfolio for the categories of 60 days and over was 0.85% (less than 1%) at December 31, 2005, compared to 0.55% at December 31, 2004.

•	The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over was 1.13% at December 31, 2005, from 1.03% for the comparable period last year.

•	Non-performing loans stand at $64.0 million or 0.81% (less than 1%) of Westernbank’s loan portfolio at December 31, 2005.

•	Stockholders’ equity increased to $1.2 billion as of December 31, 2005, when compared to $1.1 billion at December 31, 2004(1).

•	At December 31, 2005, total assets reached $16.2 billion, an increase of $1.8 billion or 12.78% when compared to December 31, 2004(1), as a result of the increase in the loan portfolio.

•	The provision for loan losses for the fourth quarter ended December 31, 2005, increased by $7.5 million, when compared to the prior year quarter. For the year ended December 31, 2005, the provision for loan losses decreased $5.7 million or 15.51%, from $36.7 million in year 2004, to $31.0 million in year 2005.

•	Margin pressures continued as a result of the flat to inverted yield curve, while short-term rates continued to rise. On a linked quarter basis, our net interest margin decreased 15 basis points. On a year to year basis, our net interest margin decreased 14 basis points, from 2.22% in 2004(1), to 2.08% in 2005.

Summary of Restatement Effects
The principal changes with respect to the financial statement presentation of certain mortgage related transactions include: (1) such transactions are now presented as commercial loans secured by real estate mortgages instead of loan purchases; (2) the associated balance guaranteed swap was reversed with no impact on earnings by increasing loans receivable-net and decreasing other liabilities; (3) the statements of cash flows will present the outflows of these transactions as loan originations instead of loan purchases, even though total cash flows from investing activities will not change; (4) the change in accounting presentation did not change the allowance for loan losses; (5) for regulatory capital requirement purposes the risk weighting factor on the outstanding balance of such loans increased from 50% to 100%; Westernbank remains well capitalized under all applicable standards; and (6) Westernbank requested and expect to shortly obtain a waiver from the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico with respect to the statutory limit for individual borrowers (loan to one borrower limit).
Changes with respect to the reassessment of the Company’s accounting for its interest rate swaps (CDs swaps) on a portion of its brokered certificates of deposit (“brokered CDs”) under SFAS No. 133 include: (1) eliminating the application of fair value hedge accounting reverses the fair value adjustments that were made to the brokered CDs, and results in the recording and subsequent amortization of the CD broker placement fee, which was incorporated into the CD’s swaps; (2) the net cash settlements under the brokers CDs swaps that were originally reported as a component of the interest expense of the brokered CDs, have been reclassified to noninterest income; (3) the interest expense on deposits now include the amortization of the CD’s broker placement fee; (4) changes during the periods in the fair value of the CDs swaps now are not offset by the change in the fair value of the associated brokered CDs and accordingly are reported in noninterest income; (5) the income tax expense (benefit) of these adjustments is reflected in the deferred income tax provision line; (6) the adjustments resulted in changes to deferred tax assets; and (7) the adjustment to stockholders’ equity reflects the cumulative impact of the adjustments, net of income taxes, at the statement of financial condition date.
Overview
W Holding reported net income for the fourth quarter of 2005 of $30.2 million or $0.13 earnings per basic common share ($0.12 on a diluted basis); compared to $44.8 million or $0.23 earnings per basic common share ($0.22 on a diluted basis) for the same quarter in 2004(1), a decrease of $14.7 million or 32.71%. Net income for the fourth quarter of year 2005, was impacted by an increase of $3.3 million in net interest income as a result of higher yields on the average loan portfolio and in the average money market instruments portfolio, a $7.5 million increase in the provision for loan losses, a $4.8 million decrease in noninterest income mainly due to a negative variance of $5.9 million in the loss on derivative instruments, as a result of the change in the fair value of certain interest rate swaps on a portion of the Company’s brokered deposits and a $2.9 million increase in the provision for income taxes. In the fourth quarter of 2005, the Company recorded a charge of $4.3 million ($2.6 million, net of taxes), mainly as a result of the change in the fair value during the period of certain interest rate swaps on a portion of the Company’s brokered deposits.

For the year ended December 31, 2005, W Holding reported a net income of $163.1 million or $0.77 earnings per basic common share ($0.74 on a diluted basis), a decrease of $8.8 million or 5.11%, when compared to a net income of $171.9 million or $0.89 earnings per basic common share ($0.86 on a diluted basis) for the same period in 2004(1). Even though net interest income for the year ended December 31, 2005 increased by $34.4 million and the provision for loan losses was $5.7 lower than for the comparable prior year, net income for the year 2005 was also impacted by the reasons previously explained, that for the year amounted to a decrease of $20.5 million in the gain on derivative instruments, an increase of $8.1 million in noninterest expense and a significantly higher provision for income taxes of $23.0 million. In the year 2005, the Company recorded a charge of $6.7 million ($4.1 million, net of taxes), mainly as a result of the change in the fair value during the year of certain interest rate swaps on a portion of the Company’s brokered deposits.
The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the quarter ended December 31, 2005, were 0.76% and 12.77%, respectively, compared to 1.29% and 27.57% reported for the same quarter in 2004(1). For the year ended December 31, 2005, the ROA and the ROCE were 1.07% and 20.53%, respectively, compared to 1.33% and 28.79%, for the same period in prior year(1).
At December 31, 2005, W Holding’s total assets ended at $16.2 billion. Total assets grew $1.8 billion or 12.78%, from $14.3 billion at December 31, 2004(1), principally driven by the growth of $1.9 billion or 32.08% in the Company’s loan portfolio-net. Loans receivable-net, grew by $1.9 billion or 32.08%, from $5.9 billion at December 31, 2004(1), as a result of the Company’s continued strategy of growing its loan portfolio through commercial real estate collateralized, residential real estate, construction and land acquisition, asset-based and other industrial and agricultural commercial loans. The Company has continued to shift and reposition its balance sheet by placing emphasis on growing its floating rate loans, so as to lessen the impact of margins compression, while remaining on the sideline on the investment side until investment opportunities arise. Short-term money market instruments decreased by $263.1 million or 24.67%, from $1.1 billion at December 31, 2004, to $803.7 million at December 31, 2005, while the investment securities portfolio (principally US Government and Agencies Obligations) increased by $149.9 million or 2.16%. Changes in both investment portfolios are attributable to approximately $150.0 million previously invested in money market instruments that are being reinvested on short-term tax exempt securities, specifically U.S. Government Agencies discount notes, as part of management’s strategy of growing the Company’s tax exempt interest income.
Stockholders’ equity increased by $115.9 million or 10.76%, to $1.2 billion as of December 31, 2005, compared to December 31, 2004(1). Such increase resulted principally from the combination of the net income of $163.1 million generated during the year ended December 31, 2005 and the issuance of 401,300 shares of the Company’s Series H Preferred Stock completed on January 3, 2005, providing a net capital infusion of $19.4 million. This was partially offset by dividends paid during 2005 of $30.6 million and $37.0 million on our common and preferred shares, respectively.
The period-end number of common shares outstanding increased from 163,918,835 as of December 31, 2004, to 164,098,237 as of December 31, 2005, as a result of the conversion of 35,292 shares of the Company’s convertible preferred stock Series A, into 123,289 shares of the Company’s common stock, and the issuance of 56,113 common shares from the exercise of stock options.

Net Interest Income
Net interest income for the fourth quarter ended December 31, 2005 increased by $3.3 million or 4.64%, from $72.0 million for the quarter ended December 31, 2004(1), to $75.3 million for the same quarter in 2005. Such increase was mainly due to a significant increase in the Company’s interest-earning assets between both periods. The average net interest-earning assets for the fourth quarter increased by $298.5 million or 39.44%, when compared to the same quarter in 2004. The increase in net interest income for the fourth quarter of 2005, when compared to same quarter in 2004, is attributable to an $18.8 million positive volume variance, which was partially offset by a $15.4 million negative rate variance. The average interest-earning assets for the fourth quarter of 2005 increased by $2.1 billion or 15.40%, compared to the same quarter in year 2004. The average loan portfolio increased by $1.8 billion or 30.83%, particularly in the Commercial, C&I and Other Loans and in the residential real estate loan portfolios. The average investment portfolio, excluding short-term money market instruments, increased by $429.0 million or 7.28%, primarily in tax-exempt securities, such as U.S. Government and agencies obligations bought during the fourth quarter of 2004. The average mortgage-backed securities decreased by $139.5 million or 16.14% and the average money market instruments decreased by $17.7 million or 2.00%.
For the year ended December 31, 2005, net interest income increased from $277.2 million for year 2004(1), to $311.6 million, an increase of $34.4 million or 12.42%. This increase mainly resulted from an increase in the average net interest-earning assets of $276.8 million or 38.35%, which contributed a $70.8 million positive volume variance, partially offset by a $36.3 million negative rate variance.
The average interest-earning assets increased by $2.5 billion or 19.81%, over the year 2004(1). The average loan portfolio increased by $1.6 billion or 29.34%, particularly in the Commercial, C&I and Other Loans and in the residential real estate loan portfolios. The average investment portfolio, excluding short-term money market instruments, increased by $866.2 million or 16.04%. The average mortgage-backed securities decreased by $182.6 million or 19.52%, while the average money market instruments increased by $205.2 million or 27.51%. The increase in the average investment portfolio was primarily in tax exempt securities, such as U.S. Government and agencies obligations as a result of the securities bought during the latter part of 2004 and the reinvestment of approximately $150.0 million previously invested in short-term money market instruments into short-term tax exempt securities, specifically US Government Agencies discount notes, as explained before.
The average yield earned in interest-earning assets increased 68 basis points from 4.85% to 5.53%, and 58 basis points from 4.74% to 5.32%, for the quarter and the year ended December 31, 2005, respectively, when compared to periods in year 2004(1). The increase in the average yield for the quarter ended December 31, 2005, was mainly due to higher average yields earned on the loan portfolio and money market instruments, partially offset by a slight decrease of 6 basis points on the yield earned on mortgage-backed securities. The yield earned on the investment portfolio remained flat at 3.96% for both quarters in years 2005 and 2004. For the year ended December 31, 2005, the increase in the average yield was mainly due to higher average yields earned on the loan portfolio, mortgage-backed securities and money market instruments, while the investment portfolio yield remained relatively flat increasing by only 2 basis points to 3.95% at December 31, 2005. The increase in the average yield earned on the loan portfolio was due to new higher yielding and the repricing of existing Commercial, C&I and

Other Loans and residential real estate at floating rates. During the last quarter of 2004 and the year ended December 31, 2005, the Federal Reserve has increased the discount rate by 250 basis points reflected equally on the Prime Rate, an index used by the Bank to re-price most of its floating rate loans.
For the quarter ended December 31, 2005, our overall cost of funds increased 99 basis points, from 2.89% to 3.88%, when compared to the same quarter in 2004(1). The increase in the overall cost of funds was due to a general increase in the cost of funding sources of W Holding. The average interest rate paid on deposits increased by 61 basis points, from 2.94% for the quarter ended December 31, 2004(1), to 3.55% for the same period in 2005, and the average interest rate paid on federal funds purchased and repurchase agreements also increased by 147 basis points, from 2.81% for the quarter ended December 31, 2004, to 4.28% for the same period in 2005. The average interest rate paid on Advances from FHLB also increased by 94 basis points, from 3.67% for the quarter ended December 31, 2004, to 4.61% for the same period in 2005.
For the year ended December 31, 2005, the overall cost of funds increased 80 basis points, from 2.67% for the year ended December 31, 2004(1), to 3.47% for the same period in 2005. The average interest rate paid on deposits increased 46 basis points, from 2.81% in 2004(1), to 3.27% for 2005, and the average interest rates paid on federal funds purchased and repurchase agreements increased 118 basis points, from 2.49% in 2004, to 3.67% in 2005. The average interest rate paid on advances from the Federal Home Loan Bank also increased by 17 basis points, from 4.00% in 2004, to 4.17% in 2005.
The Company was able to successfully lag its cost of rates paid in both, during the quarter and year-end periods ended December 31, 2005, despite a rising rate trend. As explained in the preceding paragraphs, during the last quarter of 2004 and the year 2005, short-term interest rates continued rising with the LIBOR rate, the rate used by the Company to reprice most of its interest-bearing liabilities, increasing 251 basis points. Meanwhile, the Company’s cost of rates paid for the quarter and year-end periods in 2005 increased by only 99 and 80 basis points, respectively, or 39.44% and 31.87%, of said increase of the LIBOR rate.
The strong growth in average interest-earning assets between both periods was in part offset by increases in the average interest-bearing liabilities of $1.8 billion or 13.97%, and $2.2 billion or 18.67%, for the quarter and year ended December 31, 2005, respectively. Deposits grew on average by $1.8 billion and $1.5 billion, during the quarter and year ended December 31, 2005, respectively. For the quarter ended December 31, 2005, other borrowings (federal funds purchased, repurchase agreements and advances from FHLB) in average decreased by $20.3 million, when compared to the same period in 2004, while for the year ended December 31, 2005, in average rose by $741.8 million or 12.70%, when compared to year 2004.
Net Interest Margin
Our net interest margin decreased 20 basis points during the fourth quarter of 2005 to 1.92%, from 2.12% in the fourth quarter of 2004(1). For the year ended December 31, 2005, our net interest margin decreased 14 basis points, from 2.22% in 2004(1). On a linked quarterly comparison, our net interest margin decreased by 15 basis points, from 2.07% for the third quarter of 2005(1). The decrease in our net interest margin resulted from an increase in the general cost of funding of W Holding, at a faster pace than the increase in our yield on interest earning assets, as explained before.
Under a flat interest rate scenario for the next twelve month period, based on our asset and liability composition as of December 31, 2005, we estimate our net interest margin will be within a range of 1.77% to 1.83% during said period. Assuming an instantaneous 100 basis points decrease in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 1.78% to 1.84% during said period. Under an instantaneous 200 basis points decrease in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 1.67% to 1.80%. Assuming a 100 basis points increase in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 1.64% to 1.82%. Furthermore, a 200 basis points increase in the fed funds rate will cause our net interest margin to fluctuate between a range of 1.50% to 1.82%. The lower and higher values of such range mean the lowest and highest net interest margin for any given quarter within the said twelve month period. These ranges are management’s estimates based on instantaneous rate shocks of 100 and 200 basis points with results one year (twelve months) forward. They do not consider any asset/liability management strategy that could be undertaken given such interest rate changes during said one year period, such as those already implemented during late 2004 and in 2005 in order to lessen the sensitivity and projected impact of a continued rising interest rate environment.
Attached as Exhibits IVa, IVb and IVc are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates for both, interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.
Noninterest Income
Noninterest income decreased $4.8 million or 41.21% for the three month period ended December 31, 2005, when compared to the same period in 2004(1). This decrease was mainly due to a negative variance of $5.9 million in the Loss on Derivative Instruments line. This negative variance was mainly due to the change in the fair value during the period, including the net cash settlements of such positions, of certain interest rate swaps, as previously explained. Net gain on sale and valuation of loans, securities and other assets decreased by $1.6 million, from $1.8 million for the quarter ended December 31, 2004, to $133,000 for the same quarter in 2005. This decrease was mainly due to realized gains of $1.2 million on loans securitized or sold in the secondary market during the fourth quarter of 2004. Such decreases were partially offset by an increase of $2.7 million or 38.13%, on service and other charges on loans, on deposits and other fees and commissions. This increase was due to higher activity and fees resulting form the Company’s overall growing volume of business and other fees by our asset-based lending operation.
For the year ended December 31, 2005, noninterest income decreased $17.8 million or 33.21%, when compared to the same period in 2004(1). As explained in the preceding paragraph, this decrease was mainly due to a decrease of $20.5 million in the Gain on Derivative Instruments line as a result of the change in the fair value during the year, including the net cash settlements of such positions, of certain interest rate swaps, as explained before. Net gain on sales and valuation of loans, securities, and others assets also decreased by $2.1 million, as a result of realized gain of $525,000 on an investment security during the third quarter of 2004 and higher realized gains on loans securitized or sold in the secondary market in 2004. Such decreases were partially offset by an increase of $4.8 million or 16.72% in service and other charges on loans, deposits and other fees and commissions.
Noninterest Expenses
Total noninterest expenses increased $2.9 million or 11.27% for the three-month period ended December 31, 2005, and $8.1 million or 8.09% for the year ended December 31, 2005, when compared to the corresponding periods in 2004. Salaries and employees’ benefits, which is the largest component of total noninterest expenses, increased $2.1 million or 20.42% for the fourth quarter of year 2005, and $8.3 million or 21.76% for the year ended December 31, 2005, compared to the corresponding periods in 2004. Such increases are attributed to the increases in personnel, normal salary increases and related employees’ benefits, principally attributed to our continued expansion in the San Juan Metropolitan area and our entrance to the east coast of Puerto Rico. On October 22, 2004, we opened our flagship mega branch in Old San Juan, on March 16, 2005 we opened our new state of the art mega branch in Humacao and by the latter part of 2005 we opened our Condado Mega Branch. At December 31, 2005, the Company had 1,311 full-time employees, including its executive officers, an increase of 136 employees or 11.57% since December 31, 2004.
Advertising expense increased by $803,000 or 49.78% for the three months ended December 31, 2005, when compared to the same period in 2004. For the year ended December 31, 2005, advertising expense decreased by $1.3 million or 12.83%, when compared to year 2004, as the Company concluded its radio, newspaper and television campaign promoting Westernbank’s institutional image and positioning the Company for its strategy in the San Juan Metropolitan area that was in effect during most of the year 2004.
Noninterest expenses, other than salaries and employees’ benefits, and advertising discussed above, remained relatively unchanged for the fourth quarter of 2005, decreasing by $20,000, when compared to the same period in year 2004. For the year ended December 31, 2005, noninterest expenses increased by $1.1 million or 2.18%, as a result of the Company’s continued expansion in the San Juan Metropolitan area and on the east coast of Puerto Rico.
The Company has maintained operating expenses at adequate levels, and achieved an efficiency ratio of 30.67% for the year ended December 31, 2005 and 33.43% for the fourth quarter of year 2005, compared to 30.66% and 31.13% for the same periods of 2004(1), respectively.
Provision for Income Taxes
The current provision for Puerto Rico income taxes for the year ended December 31, 2005, amounted to $52.5 million, an increase of $24.4 million or 86.42%, when compared to $28.2 million for the year ended December 31, 2004. The increase in the current provision for income taxes is attributed to two factors. First, on August 1, 2005, the Governor of Puerto Rico signed Law No. 41 which imposes a transitory additional surtax of 2.5% over net taxable income. This transitory additional tax is in effect for taxable years 2005 and 2006 and had a retroactive effect to January 1, 2005. Accordingly, the Company recorded an additional current income tax provision of $3.2 million during the year ended December 31, 2005. Second, the increase in the income before the provision for income taxes was primarily due to the significant increase in the Company’s taxable income derived from increases in the loans portfolio, changing the proportion between exempt and taxable income and increasing the Company’s effective tax rate.
The increase of $1.4 million in the deferred credit for the year ended December 31, 2005, when compared to the prior year(1), is attributable to temporary differences in the recognition of certain items for tax and books, principally changes in the allowance for loan losses. Even though the Company’s effective tax rate increased, it continues to be substantially below the statutory rate.
Asset Quality
W Holding’s asset quality continues to be strong, in spite of the Company’s continued aggressive loan portfolio growth, as measured by our net charge-offs to average loans, reserves to total loans and non-performing loans as a percentage of total loans. W Holding is essentially a secured lender having 84% of its loan portfolio as of December 31, 2005 secured by real estate. Our combined delinquency on all portfolios for the categories of 60 days and over continues to be below our benchmark of 1%, being 0.72% at December 31, 2005. This is an increase of 15 basis points when compared to a combined delinquency ratio of 0.57% at December 31, 2004(1). The increase in the overall delinquency ratio resulted from an increase of $30.2 million in the delinquency levels of the Commercial, C&I and Other Loans portfolio, mainly in loans collateralized by real estate properties, as explained below.
The delinquency ratio on the Commercial, C&I and Other Loans portfolio for the categories of 60 days and over, increased by 30 basis points to 0.85% (less than 1%), when compared to 0.55% reported for year 2004(1). The increase in the delinquency ratio of the Commercial, C&I and Other Loans portfolio was principally due to one borrower with five commercial loans with an aggregated principal balance of $8.4 million, and five other commercial loans with outstanding principal balances between $1.0 million to $3.0 million, with an aggregate outstanding principal balance of $8.2 million. These loans are collateralized with real estate and did not require any valuation allowance. Also, at December 31, 2005, there are seven additional commercial loans with outstanding principal balances between $500,000 to $1.0 million, with an aggregate outstanding principal balance of $5.1 million, in delinquency status. These loans are mainly collateralized by real estate. Three of these commercial loans, with outstanding principal balances of $829,000, $744,000 and $675,000, required valuation allowances of $67,000, $183,000 and $178,000, respectively.
The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased by 10 basis points, to 1.13% at December 31, 2005, when compared to 1.03% for the comparable period in 2004. The increase in the consumer loans delinquency ratio is principally attributable to consumer loans past due over 90 days which are collateralized by real estate properties.
On a linked quarter comparison, our combined delinquency on all portfolios for the categories of 60 days and over improved by 2 basis points, from 0.74% at September 30, 2005(1). The decrease in the overall delinquency ratio resulted from decreases in the delinquency levels of the consumer and mortgage loan portfolios. The delinquency ratio on the Commercial, C&I and Other Loans portfolio for the categories of 60 days and over, increased five basis points from 0.80% at September 30, 2005. The increase in the delinquency ratio of the Commercial, C&I and Other Loans portfolio was principally due to two commercial loans with outstanding principal balances of $3.0 and $1.5 million at December 31, 2005. These loans are collateralized with real estate and did not require any valuation allowance. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over decreased 40 basis points from 1.53% at September 30, 2005. The decrease in the consumer loans portfolio delinquency ratio on a linked quarter comparison is attributable to a decrease in the delinquency levels of the regular consumer loans as a result of successful collections efforts.
The provision for possible loan losses amounted to $14.0 million for the quarter ended December 31, 2005, up by $7.5 million, from $6.6 million for the same period in year 2004. The increase in the provision for loan losses is attributable to the overall growth in the Company’s loan portfolio, particularly those of its Commercial, C&I and Other Loans, coupled to increases in the specific reserves of two loans of the asset-based lending division loan portfolio during the fourth quarter of year 2005. During this quarter the Company partially charged off a previously reserved loan acquired by our asset based lending division in year 2001 and increased the specific reserve of two loans of this portfolio by $8.5 million.
For the year ended December 31, 2005, the provision for possible loan losses amounted to $31.0 million, down by $5.7 million or 15.51%, from $36.7 million for the year ended December 31, 2004. Even though the loan portfolio grew between years and some additional specific reserves were recorded, the decrease was attributed to lower net charge offs, principally in the Expresso of Westernbank division loan portfolio and relatively stable delinquencies in our Commercial, C&I and Other Loans portfolio and consumer loan portfolios during the year 2005, when compared to the same period in 2004. The allowance for possible loan losses reached $92.4 million at December 31, 2005, from $80.1 million at December 31, 2004.
Net loans charged-off in the fourth quarter of 2005 were $8.2 million, when compared to $3.1 million for the same period in 2004, an increase of $5.1 million. The increase in net loans charged-off for the fourth quarter of 2005 when compared to same quarter in 2004, is attributed to a $5.3 million partial charge-off of one loan by our asset based lending division that was originally acquired in the original purchased loan portfolio of this division in 2001. The remaining outstanding principal balance of this loan at December 31, 2005, was $10.1 million, with a specific valuation allowance of $6.8 million. Consumer loans charged-offs in the fourth quarter were $4.2 million, an increase of $617,000, when compared to same quarter in 2004. The increase was mainly due to an increase of $333,000 on loans charged-off by the Expresso of Westernbank division during the fourth quarter of 2005, when compared to the same period in 2004.
For the year ended December 31, 2005, net charge-offs to average loans decreased from 0.34% for the year 2004(1), to 0.27% for the year 2005. In absolute dollar amounts, net charge-offs remained relatively unchanged at $18.7 million, when compared to $18.2 million in 2004. Commercial loans charged-off were $8.2 million for the year ended December 31, 2005, when compared to $5.4 million for the year ended December 31, 2004, an increase of $2.8 million or 51.54%. The increase in Commercial, C&I and Other Loans charged-off was primarily due to the partial charged-off of $5.3 million recorded during the fourth quarter of 2005, as explained in the preceding paragraph. Loans charged-off in the consumer loans portfolio decreased by $2.7 million or 16.17%, from $16.5 million in 2004, to $13.8 million in 2005. The decrease is principally attributed to lower charged-offs by the Expresso of Westernbank division, the principal component of the consumer loans charged-offs. Loans charged-off by the Expresso of Westernbank division decreased from $12.4 million for year 2004, to $9.8 million for year 2005, a decreased of $2.6 million or 20.97%. Management strategy of stabilizing charge offs and increasing the yield of the Expresso loan portfolio by continuously revising its underwriting policies, increasing the level of collateralized loans, and increasing the overall rates charged has resulted in lower levels in net charge offs and a higher yield. The average yield of the Expresso of Westernbank loan portfolio was 23.15% at December 31, 2005. Also, the loan portfolio of Expresso of Westernbank collateralized by real estate at December 31, 2005, already accounts for 15% of the outstanding balance.
Non-performing loans stand at $64.0 million or 0.81% (less than 1%) of Westernbank’s loan portfolio at December 31, 2005, an increase of $29.7 million, when compared to $34.3 million or 0.57% at December 31, 2004(1). The increase in non-performing loans mainly comes from the Company’s Commercial, C&I and Other Loans portfolio. Non-performing loans on the Commercial, C&I and Other Loans portfolio increased by $30.2 million, when compared to December 31, 2004. The increase is primarily attributed to one loan of our asset based lending division originally acquired in 2001, with an outstanding balance of $10.1 million.
Such increase is also due to one borrower with five commercial loans with an aggregated principal balance of $8.4 million, and five other commercial loans with outstanding principal balances between $1.0 million to $3.0 million, with an aggregated outstanding principal balance of $8.2 million. These loans are collateralized with real estate and did not require any valuation allowance.
At December 31, 2005, the allowance for possible loan losses was 144.39% of total non-performing loans (reserve coverage). Of the total allowance of $92.4 million, $15.8 million is for our specific allowance and the remaining $76.6 million is for our general allowance.
Total Loans, Investments and Deposits
Loans receivable-net, grew $1.9 billion or 32.08%, to $7.8 billion at December 31, 2005, compared to $5.9 billion at December 31, 2004(1). This increase reflects the Company’s emphasis on continued growth in its variable rate loan portfolio mainly through Commercial, C&I and Other Loans portfolio and residential real estate. As a result, commercial real estate collateralized loans portfolio increased from $3.2 billion as of December 31, 2004, to $4.3 billion as of December 31, 2005, an increase of $1.1 billion or 35.05%. Commercial industrial and agricultural loans portfolio, increased from $768.6 million at December 31, 2004, to $1.0 billion at December 31, 2005, up by $244.5 million or 31.81%. Attached as Exhibit V is a supplemental unaudited data schedule providing additional information on W Holding loan portfolio.
W Holding’s investment portfolio, excluding short-term money market instruments, stands at $7.1 billion at December 31, 2005, increasing slightly by $149.9 million or 2.16% in comparison to $6.9 billion at December 31, 2004. The change in the investment portfolio is attributable to approximately $150.0 million previously invested in money market instruments that were reinvested into $150.0 million of U.S. Government Agencies discount notes. In light of the current rising interest rate scenario, the Company’s strategy has shifted to reposition its balance sheet by continuing the emphasis on growing its floating rate loans, while remaining on the sideline on the investment side until new investment opportunities arise. The investment portfolio at December 31, 2005, had an average contractual maturity of 44 months.
The Company’s interest rate risk model takes into consideration the callable feature of certain investment securities. Assuming that all call features are exercised, the investment portfolio as of December 31, 2005, had a remaining average maturity of 6 months. Under the present interest rate scenario, no single security may be called. However, no assurance can be given that such levels will be maintained in future periods.
As of December 31, 2005, total deposits reached $8.4 billion, from $6.2 billion at December 31, 2004(1), an increase of $2.1 billion or 34.13%, while federal funds purchased and repurchase agreements decreased to $6.3 billion, from $6.7 billion at December 31, 2004, a decrease of $423.5 million or 6.34%. During the year ended December 31, 2005, the Bank has continued extending a portion of its liabilities to lock-in the rate for a period of up to three years. This strategy is part of the process adopted by the Bank in mid 2004, whereby similar transactions were executed during the third and fourth quarter of 2004.
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. Except as required by applicable law, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
WESTERNBANK PUERTO RICO, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating throughout 55 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, 13 at the San Juan Metropolitan area of Puerto Rico and 2 in the Eastern region of Puerto Rico, and a fully functional banking site on the Internet. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mrs. Carmen T. Casellas, Investor Relations, with appropriate questions regarding this press release at (787) 754-6310 or (787) 754-6311; or via internet at westernbank@wbpr.com or URL:http://www.w-holding.com.

EXHIBIT Ia
W HOLDING COMPANY, INC.
FINANCIAL STATEMENTS LINE ITEMS
(UNAUDITED)
The following table summarizes the adjustments to restate net income, stockholders’ equity and basic and diluted earnings per common share in the annual consolidated financial statements for each of the four years in the period ended December 31, 2004.

	YEAR ENDED DECEMBER 31,
	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Financial Statements Line Items:

Stockholders’ equity — as previously reported	$1,081,679	$828,509	$584,748	$387,909

Net income as previously reported	$171,865	$113,314	$85,963	$62,155

Amortization expense of deferred commissions on brokered deposits	(1,533)	(3,505)	(7,022)	(2,991)

Gain (loss) on derivative instruments	1,551	(362)	8,124	(1,891)

Effect of above adjustments on deferred (provision) credit for income taxes	(7)	1,508	(345)	2,353

Net effect of above adjustments	11	(2,359)	757	(2,529)

Net income — as restated	$171,876	$110,955	$86,720	$59,626

Increase in accumulated other comprehensive income	$—	$—	$—	$217

Accumulated restatement adjustment	$(4,120)	$(4,131)	$(1,772)	$(2,312)

Stockholders’ equity — as restated	$1,077,559	$824,378	$582,976	$385,597

Basic earnings per common share — as previously reported	$0.89	$0.57	$0.48	$0.36

Basic earnings per common share — as restated	$0.89	$0.56	$0.48	$0.34

Diluted earnings per common share — as previously reported	$0.86	$0.55	$0.47	$0.36

Diluted earnings per common share — as restated	$0.86	$0.54	$0.48	$0.34

EXHIBIT Ib
W HOLDING COMPANY, INC.
FINANCIAL STATEMENTS LINE ITEMS
(UNAUDITED)
The following table summarizes the adjustments to restate net income, stockholders’ equity and basic and diluted earnings per common share on the interim consolidated financial statements for the indicated quarterly periods of 2005 and 2004.

	Quarter ended
YEAR 2005	September 30,	June 30,	March 31,
	2005	2005	2005
	(Dollars in thousands, except per share data)
Financial Statements Line Items:

Stockholders’ equity — as previously reported	$1,185,627	$1,162,434	$1,133,488

Net income as previously reported	$40,016	$45,764	$48,601

Amortization expense of deferred commissions on brokered deposits	(210)	(208)	(310)

Gain (loss) on derivative instruments	(7,864)	10,474	(4,280)

Effect of above adjustments on deferred (provision) credit for income taxes	3,148	(4,004)	1,790

Net effect of above adjustments	(4,926)	6,262	(2,800)

Net income — as restated	$35,090	$52,026	$45,801

Accumulated restatement adjustment	$(5,582)	$(658)	$(6,920)

Stockholders’ equity — as restated	$1,180,045	$1,161,776	$1,126,568

Basic earnings per common share — as previously reported	$0.19	$0.22	$0.24

Basic earnings per common share — as restated	$0.16	$0.26	$0.22

Diluted earnings per common share — as previously reported	$0.18	$0.22	$0.23

Diluted earnings per common share — as restated	$0.15	$0.25	$0.21

	Quarter ended
YEAR 2004	December 31,	September 30,	June 30,	March 31,
	2004	2004	2004	2004
	(Dollars in thousands, except per share data)
Financial Statements Line Items:

Stockholders’ equity — as previously reported	$1,081,679	$918,789	$886,380	$858,257

Net income as previously reported	$46,105	$44,243	$41,023	$40,494

Amortization expense of deferred commissions on brokered deposits	(633)	(154)	(327)	(419)

Gain (loss) on derivative instruments	(1,447)	9,857	(12,262)	5,403

Effect of above adjustments on deferred (provision) credit for income taxes	811	(3,784)	4,910	(1,944)

Net effect of above adjustments	(1,269)	5,919	(7,679)	3,040

Net income — as restated	$44,836	$50,162	$33,344	$43,534

Accumulated restatement adjustment	$(4,120)	$(2,851)	$(8,770)	$(1,091)

Stockholders’ equity — as restated	$1,077,559	$915,938	$877,610	$857,166

Basic earnings per common share — as previously reported	$0.24	$0.23	$0.21	$0.21

Basic earnings per common share — as restated	$0.23	$0.27	$0.16	$0.23

Diluted earnings per common share — as previously reported	$0.23	$0.22	$0.20	$0.20

Diluted earnings per common share — as restated	$0.22	$0.26	$0.16	$0.22

EXHIBIT II
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
		(As restated)		(As restated)
	2005	2004	2005	2004
	(Amounts in thousands, except per share data)
Income Statement Data

Interest income:
Loans, including loan fees	$137,784	$89,454	$479,042	$322,164
Investment securities	63,109	58,672	247,533	212,213
Mortgage-backed securities	7,315	8,828	32,321	37,489
Money market instruments	9,064	7,454	36,433	19,510

Total interest income	217,272	164,408	795,329	591,376

Interest expense:
Deposits	72,252	46,292	241,268	166,237
Federal funds purchased and repurchase agreements	67,677	44,165	234,791	141,414
Advances from Federal Home Loan Bank	1,997	1,947	7,688	6,568

Total interest expense	141,926	92,404	483,747	314,219

Net interest income	75,346	72,004	311,582	277,157
Provision for loan losses	14,000	6,550	31,000	36,691

Net interest income after provision for loan losses	61,346	65,454	280,582	240,466

Noninterest income:
Service and other charges on loans	3,731	2,519	11,577	10,106
Service charges on deposit accounts	2,334	1,996	8,636	7,969
Other fees and commissions	3,886	2,689	13,182	10,536
Net gain on sales and valuation of loans, securities, and other assets	133	1,763	547	2,629
Gain (loss) on derivative instruments	(3,276)	2,614	1,878	22,388

Total noninterest income (loss)	6,808	11,581	35,820	53,628

Total net interest income and noninterest income	68,154	77,035	316,402	294,094

Noninterest expenses:
Salaries and employees’ benefits	12,608	10,470	46,653	38,317
Equipment	2,502	2,464	9,554	9,445
Deposit insurance premium and supervisory examination	902	795	3,370	2,907
Occupancy	2,030	1,812	7,640	6,694
Advertising	2,416	1,613	9,160	10,508
Printing, postage, stationery, and supplies	800	716	3,128	3,206
Telephone	341	551	1,853	2,315
Net (gain) loss from operations of foreclosed real estate held for sale	(116)	(97)	(402)	418
Municipal taxes	1,276	1,078	4,708	3,953
Other	6,091	6,527	22,566	22,362

Total noninterest expenses	28,850	25,929	108,230	100,125

Income before provision for income taxes	39,304	51,106	208,172	193,969

Provision for income taxes:
Current	12,982	8,321	52,538	28,182
Deferred	(3,847)	(2,051)	(7,452)	(6,089)

Total provision for income taxes	9,135	6,270	45,086	22,093

Net income	$30,169	$44,836	$163,086	$171,876

Net income available to common stockholders	$20,940	$37,929	$126,101	$144,718

Basic earnings per common share	$0.13	$0.23	$0.77	$0.89

Diluted earnings per common share	$0.12	$0.22	$0.74	$0.86

Cash dividends declared per common share (1)	$0.05	$0.04	$0.19	$0.14

Period end number of common shares outstanding	164,098	163,919	164,098	163,919

Weighted average number of common shares outstanding	164,067	163,744	164,024	163,348

Weighted average number of common shares outstanding on a diluted basis	168,529	171,035	170,619	170,443

Cash dividends declared on:
Common stock	$7,794	$5,891	$30,575	$23,502

Preferred stock	$9,229	$6,907	$36,985	$27,158

(1)	Cash dividend amounts in the table are rounded.

EXHIBIT III
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data
		(As Restated)
	December 31, 2005	December 31, 2004
	(In thousands)
At Period End
Cash and due from banks	$97,612	$77,752
Money market instruments:
Federal funds sold and resell agreements	746,539	1,017,303
Interest-bearing deposits in banks	57,116	49,476
Investment securities available for sale, at fair value	5,166	7,881
Investment securities held to maturity, at amortized cost	7,074,025	6,921,379
Federal Home Loan Bank stock, at cost	42,798	52,195
Residential mortgage loans held for sale, at lower of cost or fair value	1,539	1,633
Loans — net	7,815,623	5,917,352
Accrued interest receivable	105,882	88,285
Premises and equipment, net	117,623	110,051
Deferred income taxes, net	41,111	33,661
Other assets	46,830	44,652

Total Assets	$16,151,864	$14,321,620

Liabilities:
Deposits:
Noninterest-bearing	$277,099	$249,368
Interest-bearing and related accrued interest payable	8,098,510	5,994,802

Total deposits	8,375,609	6,244,170
Federal funds purchased and repurchase agreements	6,260,029	6,683,527
Advances from Federal Home Loan Bank	172,000	211,000
Mortgage note payable	36,432	36,858
Accrued expenses and other liabilities	114,316	68,506

Total Liabilities	14,958,386	13,244,061
Stockholders’ equity	1,193,478	1,077,559

Total Liabilities and Stockholders’ Equity	$16,151,864	$14,321,620

	Quarter to Date Averages (1)		Year to Date Averages (1)
Average Balances		(As restated)		(As restated)
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	(In thousands)
Cash and due from banks	$96,598	$83,623	$87,682	$85,281
Money market instruments:
Federal funds sold and resell agreements	769,640	848,691	881,921	833,577
Interest-bearing deposits in banks	81,365	50,638	53,296	43,621
Investment securities available for sale	2,923	10,053	6,523	31,481
Investment securities held to maturity	7,030,519	6,767,229	6,997,702	6,322,545
Federal Home Loan Bank stock	39,049	54,650	47,497	45,973
Residential mortgage loans held for sale	1,511	1,673	1,586	2,094
Loans — net	7,603,589	5,817,142	6,866,488	5,300,235
Accrued interest receivable	101,073	83,363	97,084	81,926
Premises and equipment, net	116,140	109,196	113,837	106,711
Deferred income taxes, net	39,188	32,636	37,386	30,606
Other assets	48,801	45,158	45,741	40,515

Total Assets	$15,930,396	$13,904,052	$15,236,743	$12,924,565

Liabilities:
Deposits:
Noninterest-bearing	$283,014	$245,105	$263,234	$221,064
Interest-bearing and related accrued interest payable	7,854,856	5,998,530	7,046,656	5,599,859

Total deposits	8,137,870	6,243,635	7,309,890	5,820,923
Federal funds purchased and repurchase agreements	6,288,398	6,347,631	6,471,778	5,864,786
Advances from Federal Home Loan Bank	172,000	211,000	191,500	178,500
Mortgage note payable	36,488	36,909	36,645	37,046
Securities purchased but not yet received	—	2,510	—	—
Accrued expenses and other liabilities	108,878	65,618	91,411	72,341

Total Liabilities	14,743,634	12,907,303	14,101,224	11,973,596
Stockholders’ equity	1,186,762	996,749	1,135,519	950,969

Total Liabilities and Stockholders’ Equity	$15,930,396	$13,904,052	$15,236,743	$12,924,565

(1)	Average balances have been computed using beginning and period-end balances.

EXHIBIT IV a
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED DECEMBER 31,
(UNAUDITED)

				(As Restated)
	2005			2004
			Annualized			Annualized
		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
	(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$137,784	$7,666,231	7.13%	$89,454	$5,859,661	6.07%
Investment securities (3)	63,109	6,318,331	3.96	58,672	5,889,373	3.96
Mortgage-backed securities (3)	7,315	724,768	4.00	8,828	864,226	4.06
Money market instruments	9,064	865,527	4.15	7,454	883,192	3.36

Total	217,272	15,574,857	5.53	164,408	13,496,452	4.85

Interest-bearing liabilities:
Deposits	72,252	8,070,775	3.55	46,292	6,270,549	2.94
Federal funds purchased and repurchase agreements	67,677	6,276,708	4.28	44,165	6,258,052	2.81
Advances from FHLB	1,997	172,000	4.61	1,947	211,000	3.67

Total	141,926	14,519,483	3.88	92,404	12,739,601	2.89

Net interest income	$75,346			$72,004

Interest rate spread			1.65%			1.96%

Net interest-earning assets		$1,055,374			$756,851

Net yield on interest-earning assets (4)			1.92%			2.12%

Ratio of interest-earning assets to interest-bearing liabilities		107.27%			105.94%

Tax equivalent spread:
Interest-earning assets	$217,272	$15,574,857	5.53%	$164,408	$13,496,452	4.85%
Tax equivalent adjustment	7,176	—	0.19	13,661	—	0.40

Interest-earning assets - tax equivalent	224,448	$15,574,857	5.72	178,069	$13,496,452	5.25

Interest-bearing liabilities	141,926	$14,519,483	3.88	92,404	$12,739,601	2.89

Net interest income	$82,522			$85,665

Interest rate spread			1.84%			2.36%

Net yield on interest - earning assets (4)			2.10%			2.53%

(1)	Average balances on interest-earning assets and on interest-bearing liabilities are computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loan fees, net amounted to $3.0 million and $2.5 million for the three-month periods ended December 31, 2005 and 2004, respectively.

(3)	Includes trading and available for sale securities.

(4)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT IV b
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
YEARS ENDED DECEMBER 31,
(UNAUDITED)

				(As Restated)
	2005			2004
			Annualized			Annualized
		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
	(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$479,042	$6,986,626	6.86%	$322,164	$5,401,955	5.96%
Investment securities (3)	247,533	6,267,159	3.95	212,213	5,400,997	3.93
Mortgage-backed securities (3)	32,321	752,839	4.29	37,489	935,421	4.01
Money market instruments	36,433	950,980	3.83	19,510	745,828	2.62

Total	795,329	14,957,604	5.32	591,376	12,484,201	4.74

Interest-bearing liabilities:
Deposits	241,268	7,376,605	3.27	166,237	5,921,733	2.81
Federal funds purchased and repurchase agreements	234,791	6,398,451	3.67	141,414	5,676,595	2.49
Advances from FHLB	7,688	184,153	4.17	6,568	164,245	4.00

Total	483,747	13,959,209	3.47	314,219	11,762,573	2.67

Net interest income	$311,582			$277,157

Interest rate spread			1.85%			2.07%

Net interest-earning assets		$998,395			$721,628

Net yield on interest-earning assets (4)			2.08%			2.22%

Ratio of interest-earning assets to interest-bearing liabilities		107.15%			106.13%

Tax equivalent spread:
Interest-earning assets	$795,329	$14,957,604	5.32%	$591,376	$12,484,201	4.74%
Tax equivalent adjustment	41,305	—	0.27	53,555	—	0.43

Interest-earning assets - tax equivalent	836,634	$14,957,604	5.59	644,931	$12,484,201	5.17

Interest-bearing liabilities	483,747	$13,959,209	3.47	314,219	$11,762,573	2.67

Net interest income	$352,887			$330,712

Interest rate spread			2.12%			2.50%

Net yield on interest - earning assets (4)			2.36%			2.65%

(1)	Average balances on interest-earning assets and on interest-bearing liabilities are computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loan fees, net amounted to $17.9 million and $10.6 million for years ended December 31, 2005 and 2004, respectively.

(3)	Includes trading and available for sale securities.

(4)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT IV c
W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three Months Ended December 31,			Year Ended December 31,
	2005 vs. 2004 (2)			2005 vs. 2004 (2)
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income:
Loans	$30,888	$17,442	$48,330	$103,874	$53,004	$156,878
Investment securities (1)	4,446	(9)	4,437	34,205	1,115	35,320
Mortgage-backed securities (1)	(1,387)	(126)	(1,513)	(8,138)	2,970	(5,168)
Money market instruments	(148)	1,758	1,610	6,294	10,629	16,923

Total increase in interest income	33,799	19,065	52,864	136,235	67,718	203,953

Interest expense:
Deposits	15,013	10,947	25,960	44,875	30,156	75,031
Federal funds purchased and repurchase agreements	133	23,379	23,512	19,785	73,592	93,377
Advances from FHLB	(132)	182	50	822	298	1,120

Total increase in interest expense	15,014	34,508	49,522	65,482	104,046	169,528

Increase (decrease) in net interest income	$18,785	$(15,443)	$3,342	$70,753	$(36,328)	$34,425

(1)	Includes trading and available for sale securities.

(2)	As restated.

EXHIBIT V
W HOLDING COMPANY, INC.
LOAN RECEIVABLE-NET
(UNAUDITED)

		(As restated)
	December 31,	December 31,
By Collateral Type	2005	2004
	(In thousands)
Residential real estate — mortgage	$1,298,535	$879,056
Construction — mortgage	505,760	328,145
Commercial real estate mortgage (1)	4,260,258	3,154,679
Commercial, industrial and agricultural (1)	1,013,092	768,604
Consumer and others (2) (3)	830,384	866,934

Total Loans	7,908,029	5,997,418
Allowance for loan losses	(92,406)	(80,066)

Loans — net	$7,815,623	$5,917,352

(1)	Includes $1.3 billion and $831.1 million of Westernbank Business Credit division outstanding loans at December 31, 2005 and December 31, 2004, respectively.

(2)	Includes $135.0 million and $144.0 million of Expresso of Westernbank division outstanding loans at December 31, 2005 and December 31, 2004, respectively.

(3)	Includes $585.9 million and $585.2 million secured by real estate at December 31, 2005 and 2004, respectively.

EXHIBIT VI
W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

		(As restated)
	December 31,	December 31,
	2005	2004
	(In thousands)
Commercial real estate mortgages and commercial, industrial and agricultural loans	$55,585	$25,417
Consumer loans	6,288	7,122
Residential real estate mortgage and construction loans	2,125	1,730

Total non-performing loans	63,998	34,269
Foreclosed real estate held for sale	4,137	3,811

Total non-performing loans and foreclosed real estate held for sale	$68,135	$38,080

Interest that would have been recorded if the loans had not been classified as non-performing	$4,916	$3,557

Interest recorded on non-performing loans	$743	$243

Total non-performing loans as a percentage of total loans at end of period	0.81%	0.58%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets at end of period	0.42%	0.27%

EXHIBIT VII
W HOLDING COMPANY, INC.
CHANGES IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

		(As Restated)
	December 31, 2005	December 31, 2004
	(Dollars in thousands)
Balance, beginning of year	$80,066	$61,608

Loans charged-off:
Consumer loans (1)	(13,809)	(16,473)
Commercial real estate — mortgage and commercial industrial and agricultural loans (2)	(8,233)	(5,433)
Real estate-mortgage and construction loans	(121)	(297)

Total loans charged-off	(22,163)	(22,203)

Recoveries of loans previously charged-off:
Consumer loans (3)	2,283	1,920
Commercial real estate — mortgage and commercial industrial and agricultural loans	1,008	1,844
Real estate-mortgage and construction loans	212	206

Total recoveries of loans previously charged-off	3,503	3,970

Net loans charged-off	(18,660)	(18,233)

Provision for loan losses	31,000	36,691

Balance, end of period	$92,406	$80,066

Ratios:
Allowance for loan losses to total loans at end of period	1.17%	1.34%
Provision for loan losses to net loans charged-off	166.13%	201.23%
Recoveries of loans to loans charged-off in previous period	15.78%	26.71%
Net loans charged-off to average total loans	0.27%	0.34%
Allowance for loan losses to non-performing loans	144.39%	233.64%

(1)	Includes $9.8 million and $12.4 million of Expresso of Westernbank loans charged-offs for the years ended December 31, 2005 and December 31, 2004, respectively.

(2)	Includes $5.3 million of Westernbank Business Credit Division, consisting of a partial charge-off of one loan that was originally acquired in the original purchased loan portfolio of the Division on June 15, 2001.

(3)	Includes $1.1 million and $1.0 million of Expresso of Westernbank loans recoveries for the years ended December 31, 2005 and December 31, 2004, respectively.

EXHIBIT VIII
W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
		(As Restated)		(As Restated)
	2005	2004	2005	2004
	(Dollars and share data in thousands, except per share data)
Per share data:
Dividend payout ratio	37.22%	15.53%	24.25%	16.24%
Book value per common share	$4.04	$3.45	$4.04	$3.45
Preferred stock outstanding at end of period	18,160	17,794	18,160	17,794
Preferred stock equity at end of period	$530,926	$511,744	$530,926	$511,744

Performance ratios:
Return on assets (1)	0.76%	1.29%	1.07%	1.33%
Return on common stockholders’ equity (1)	12.77%	27.57%	20.53%	28.79%
Efficiency ratio	33.43%	31.13%	30.67%	30.66%
Operating expenses to total end-of-period assets	0.71%	0.72%	0.67%	0.70%

Capital ratios:
Total capital to risk-weighted assets	13.13%	15.65%	13.13%	15.65%
Tier I capital to risk-weighted assets	12.30%	14.73%	12.30%	14.73%
Tier I capital to average assets	7.48%	7.69%	7.48%	7.69%
Equity-to-assets ratio (1)	7.45%	7.17%	7.45%	7.36%

Other selected data:

Total trust assets managed	$486,017	$398,709	$486,017	$398,709
Branch offices	55	52	55	52
Number of full-time employees	1,311	1,175	1,311	1,175

(1)	The return on assets is computed by dividing annualized net income by average total assets for the period. The return on common stockholders’ equity is computed by dividing annualized net income less preferred stock dividends by average common stockholders’ equity for the period. The equity-to-asset ratio is computed by dividing average equity by average total assets. Average balances have been computed using beginning and period-end balances.